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                                                                EXHIBIT 99.1(i)

                                                              [VSI LOGO]

                                                                 VSI

NEWS RELEASE
FOR IMMEDIATE RELEASE                              Contact:  Investor Relations
---------------------                                      Phone:  678-533-1292
                                                       E-Mail:  vsinir@vsin.com


              VSI ENTERPRISES SIGNS DEFINITIVE AGREEMENT TO ACQUIRE
                           QUALITY SOFTWARE ASSOCIATES

         NORCROSS, GEORGIA - March 12, 2001 -- VSI Enterprises, Inc. (OTCBB:
VSIN) announced today that it has entered into a definitive agreement to acquire California-based Quality Software Associates, Inc. ("QSA"). QSA is a leading developer of custom audio/visual software solutions for Panja and Crestron A/V controllers, and develops custom software for other complex PC based applications and real-time embedded software systems. QSA's substantial domestic and international customer base includes system integrators, A/V design professionals and commercial end users; specific projects have included teleconferencing centers, theme-based entertainment venues, distance learning facilities, boardrooms, home theaters, personal watercrafts, and numerous projects in the hospitality and sports industries. This transaction, which is subject to certain conditions, is expected to close in March 2001.

         Mark Scovel, founder and President of QSA, will assume the position of Vice President - Control Systems and will report directly to VSI CEO Rick Egan. Scovel will also retain the title of QSA President until such time as the businesses have been fully integrated. QSA will continue to service its active integrator accounts from San Diego and will immediately add Simtrol's new control system platform, ONGOER(TM), to its suite of software solutions. Simtrol is a wholly-owned subsidiary of VSI which develops and markets advanced control application software. QSA's programming staff will remain physically located in San Diego, but will be assimilated into Simtrol's Atlanta based development group. In addition to supporting existing customers, QSA's programmers will supplement Simtrol's existing development group in writing CycleFree(TM) code to support new ONGOER(TM) device control applications. Simtrol will open a second regional training center in QSA's facility to accommodate its growing West Coast customer base.

         Scovel commented, "For years I have been crafting solutions for problems with tools I felt were primitive. After weeks of evaluating code and poring over its details, I concluded that ONGOER(TM) represents the most powerful general-purpose controller available; it just keeps going when other control systems begin to run out of gas. In time, I believe ONGOER(TM) will dominate complex device control applications." Scovel further stated, "I


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have almost two decades of experience creating embedded control system products, and I was stunned to discover how CycleFree(TM) software solves the complex problems of real-time control without the dangers of explicit multitasking. This foundational technology dramatically advances the state of the art in real-time control software development. I am looking forward to working with Dick Mays, VSI's Chief Technology Officer, and the terrific software development team he has assembled to further exploit this remarkable technology."

         Simtrol President Ken Oberkofler added, "I am extremely pleased to have Mark and his colleagues join the Simtrol team. The market's overwhelmingly favorable response to our ONGOER(TM) control platform has accelerated the need to expand our component development, customer training and customer support capabilities. The acquisition of QSA is a major step towards filling these needs. QSA has built an outstanding reputation over the last ten years by solving A/V control system problems encountered by the most demanding customers. Mark's expertise in real-time control software and his knowledge of and reputation within the system integrator community are second to none."

         VSI's CEO Rick Egan stated, "Over the past year, VSI has been aggressively, and successfully, implementing a new business strategy which capitalizes on our tremendous software development expertise, knowledge of control system applications and customer focus. We are now beginning to see the fruits of our labor, and we're gratified by customer interest in our ONGOER(TM) platform. We are starting to generate ONGOER(TM) orders and expect to book meaningful revenues beginning in the second quarter. We must now deliver the training, development and customer service support needed to fuel this growth. The acquisition of QSA greatly enhances our capabilities and bench strength in these critical areas. Mark brings with him a wealth of industry experience and contacts, product knowledge and software expertise, and a commitment to delivering the best possible solutions for his customers. His interest in joining VSI is yet another validation of the powerful software architecture of ONGOER(TM), and our unique CycleFree(TM) development methodology. I wish to join Ken in extending our warmest welcome to Mark and the rest of the QSA organization."

         For more information on ONGOER(TM) and Simtrol, please visit www.simtrol.com; for VSI Enterprises, Inc., please visit www.vsin.com; for CycleFree(TM) software, please visit www.acisinc.com; for Quality Software Associates, Inc., please visit www.qsainc.net.

         VSI Enterprises, Inc. develops, manufactures, markets and supports software based audio/visual control systems and videoconferencing products that operate on PC platforms. The company's customers include Fortune 1000 corporations, governmental agencies, health care providers and educational institutions. VSI Enterprises includes the following operating units: Simtrol. ONGOER(TM)is a trademark of VSI Enterprises, Inc. CycleFree(TM) is a trademark of ACIS, Inc.

         Certain statements contained herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future sales


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and business development activities, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, economic conditions, competition, the market acceptance of ONGOER(TM) as an alternative to hardware-based control systems, and other uncertainties detailed from time to time in the Company's Securities and Exchange Commission filings, including our Annual Report on Form 10-K and our quarterly reports on Form 10-Q and our Registration Statement on form S-3 (Registration No. 33-35578).